PLAN SUPPORT AND LOCK-UP AGREEMENT
REGARDING CROSS CANYON ENERGY CORP.

THIS PLAN SUPPORT AND LOCK-UP AGREEMENT (the “Agreement”), dated as of January 28, 2010, is entered into by and among Cross Canyon Energy Corp., a Nevada corporation (the “Company”), and CIT Capital USA, Inc., as administrative agent and lender (“CIT Capital”) pursuant to (a) that certain Credit Agreement made as of September 2, 2008 (the “Revolving Loan Agreement”), and (b) that certain  Second Lien Term Loan Agreement, made as of September 2, 2008 (the “Term Loan Agreement”).  Borrowings made pursuant to the Revolving Loan Agreement are referred to herein as the “Revolving Loan,” and borrowings made pursuant to the Term Loan Agreement are referred to herein as the “Term Loan.”  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Company’s chapter 11 plan of reorganization (as more fully described below).

PRELIMINARY STATEMENTS

A.           CIT Capital holds indebtedness, as of January 28, 2010, in (i) the principal amount of $11,500,000 on the Revolving Loan, plus accrued interest, costs and expenses, and (ii) $22,000,000 on the Term Loan, plus accrued interest, costs and expenses.

B.           The Company and CIT Capital desire to implement a restructuring and reorganization of the Company such that CIT Capital and the other holders of claims against and/or equity interests in the Company shall receive the consideration to be paid, distributed or provided by the Company pursuant to such restructuring and reorganization.

C.           To expedite the contemplated restructuring and reorganization of the Company, CIT Capital and the Company, subject to the terms of this Agreement, (a) desire to pursue and support a restructuring and reorganization transaction by way of a pre-packaged plan of reorganization under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) that shall be substantially in the form of the documents attached as Exhibit A to this Agreement (the “Plan”), and (b) desire not to support any restructuring or reorganization of the Company (or any plan or proposal in respect of the same) that does not achieve or implement the restructuring and reorganization transactions (the “Restructuring Transaction”) set forth in the Plan.

D.           To implement the Restructuring Transaction and subject to the terms and conditions of this Agreement, the Company has agreed to (a) prepare and file (i) the Plan in a case to be filed by the Company under chapter 11 of the Bankruptcy Code (the “Chapter 11 Case”), and (ii) a disclosure statement consistent in all material respects with the Restructuring Transaction (the “Disclosure Statement”) that shall be substantially in the form of the documents attached hereto as Exhibit B to this Agreement, and (b) use reasonable commercial efforts to confirm the Plan pursuant to an order of the bankruptcy court having jurisdiction over the Chapter 11 Case (the “Bankruptcy Court”).

E.           In order to implement the Restructuring Transaction, CIT Capital has agreed to support approval of the Disclosure Statement and confirmation of the Plan on the terms and subject to the conditions of this Agreement and applicable law and to vote in favor of the Plan if and when solicited to do so in accordance with applicable law.

STATEMENT OF AGREEMENT

In consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and CIT Capital, intending to be legally bound, agree as follows:

1.           Agreements of CIT Capital.

(a)           Support of the Plan.  As long as this Agreement remains in effect, and provided that the terms of the Plan and Disclosure Statement are in all material respects consistent with the terms set forth in Exhibits A and B and are otherwise satisfactory to CIT Capital in all material respects, CIT Capital will solely with respect to the Claims, subject to the provisions of this Agreement support the Plan in the manner described herein.  With respect to any Claims now or hereafter beneficially owned by CIT Capital, as long as this Agreement remains in effect, and provided that the terms of the Plan and Disclosure Statement are in all material respects consistent with the terms set forth in Exhibits A and B and are otherwise satisfactory to CIT Capital solely with respect to the Claims, CIT Capital shall not (a) oppose the chapter 11 filing; (b) object to confirmation of the Plan or otherwise commence any proceeding to oppose or alter the Plan, (c) vote for, consent to, support or participate in the formulation of any other plan of reorganization or liquidation proposed or filed or to be proposed or filed, (d) directly or indirectly seek, solicit, support or encourage any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any of its subsidiaries, (e) object to the Disclosure Statement or the solicitation of acceptances to the Plan, or take any action, directly or indirectly, with respect to the Company, any of its subsidiaries or otherwise that is inconsistent with, or that would delay confirmation of, the Plan.  Nothing contained herein shall limit the ability of CIT Capital to consult with the officers, directors, and agents of the Company or to appear and be heard concerning any matter arising in the Chapter 11 Case, so long as such consultation or appearance is not inconsistent with the obligations of CIT Capital under the Plan and this Agreement.

Notwithstanding the foregoing provisions, nothing in this Agreement shall require the Company or CIT Capital to take any action prohibited by the Bankruptcy Code, the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any rule or regulations thereunder or by other applicable law or regulation or by any order or direction of any court or any federal or state governmental authority.

(b)           Transfers.  Until this Agreement has been terminated in accordance with Section 3, CIT Capital shall (i) remain as Administrative Agent with respect to the Revolving Loan Agreement and the Term Loan Agreement, and (ii) shall not sell, transfer or assign any of the Claims or any option thereon or any right or interest (voting or otherwise) therein, unless the transferee thereof agrees in writing for the benefit of the Company to be bound by all of the terms of this Agreement by executing the Joinder attached hereto as Exhibit C, a copy of which shall be provided to the Company, in which event the Company shall be deemed to have acknowledged that its obligations to CIT Capital hereunder shall be deemed to constitute an obligation, without limitation, in favor of such transferee.  The Company shall confirm that acknowledgment in writing (but the transferor need not wait for such confirmation prior to consummating such transfer).

(c)           Agreement to Forbear.  Until this Agreement has been terminated in accordance with Section 3, CIT Capital shall not (i) take any action or otherwise pursue any right or remedy under applicable law, the Revolving Loan Agreement or the Term Loan Agreement, as applicable, or (ii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Revolving Loan Agreement and the Term Loan Agreement, other than to enforce this Agreement or to file UCC financing statements to continue the perfection of existing security interests.  The Agreement to forbear set forth herein shall apply with regard to the Company and its subsidiaries, Voyager Gas Corporation and CCEC Operating Company.

2.           Agreements of the Company.  The Company will (a) use reasonable commercial efforts to consummate the Restructuring Transactions on or prior to March 31, 2010, and not to take any action materially inconsistent with, or that would materially delay consummation of the Restructuring Transactions; (b) neither assert nor support any assertion by any third party that, prior to issuing any termination notice pursuant to Section 3, CIT Capital shall be required to obtain relief from the automatic stay from the Bankruptcy Court (and hereby waives, to the greatest extent possible, the applicability of the automatic stay to the giving of such notice); (c) file all appropriate applications, motions or pleadings with the Bankruptcy Court, in a timely manner, that are necessary to satisfy all deadlines concerning the Bankruptcy Court orders or findings set forth in Section 3; (d) submit for and obtain at the earliest practicable date, Bankruptcy Court approval of the Disclosure Statement in form and substance reasonably satisfactory to CIT Capital no later than January 31, 2010; (e) except as the board of directors of the Company may determine in its good faith judgment, after receiving the advice of outside counsel to be required in the exercise of their fiduciary duties under applicable law, not withdraw the Plan without the prior consent of CIT Capital; (f) seek to confirm the Plan as expeditiously as commercially practicable under the Bankruptcy Code and the Bankruptcy Rules; (g) implement all steps necessary and desirable to obtain from the Bankruptcy Court an order confirming the Plan (the “Confirmation Order”) no later March 16, 2010; seek to satisfy as promptly as possible all conditions to confirmation and consummation of the Plan as set forth in the Plan; (h) consummate the confirmed Plan at the earliest practicable date; (i) except as the board of directors of the Company may determine in its good faith judgment, after receiving the advice of outside counsel, to be required in the exercise of their fiduciary duties under applicable law, not to pursue, propose or support, or encourage the pursuit, proposal or support of, any plan of reorganization for the Company that is inconsistent with the Plan; and (j) not seek to implement any transaction or series of transactions that would effect a restructuring or reorganization on terms other than the Restructuring Transaction.

3.           Termination of Agreement.

(a)           This Agreement may be terminated by CIT Capital, if it is not in breach of its obligations hereunder,  should any of the following events (any such event, a “Termination Event”) occur and not be waived in accordance with Section 8: (i) the Company shall not have commenced the Chapter 11 Case on or before January 31, 2010 (such date of commencement, the “Petition Date”); (ii) the Company fails to obtain entry of the interim cash collateral order, within three (3) business days following the Petition Date, or fails within twenty-five (25) calendar days following the Petition Date to obtain entry of the final cash collateral order, in each case, in form and substance acceptable to CIT Capital; (iii) the Disclosure Statement shall not have been approved by the Bankruptcy Court on or before March 16, 2010; (iv) the Company shall file with the Bankruptcy Court a plan of reorganization, or any amendment to the plan of reorganization (other than the Plan), that is materially inconsistent with or provides less favorable economic treatment for CIT Capital than that provided for in Exhibit A; provided, however, that CIT Capital shall give the Company no less than three (3) business days’ notice in order to provide the Company an opportunity to cure any such inconsistency; (v) the Company fails to obtain confirmation of the Plan by the Bankruptcy Court on or prior to March 16, 2010; (vi) the Company files, propounds or otherwise supports any plan of reorganization other than the Plan; (vii) there has been a material adverse change in the financial condition of the Company from the date hereof; (viii) there shall be a material inconsistency in the information contained in the Disclosure Statement as approved by the Bankruptcy Court compared to the information provided to CIT Capital prior to the date hereof; (ix) the Plan is modified or replaced such that it (or any such replacement) or any material term thereof at any time is not consistent in any material respect with the Restructuring Transaction; (x) the Company shall have materially breached any of its obligations or failed to satisfy in any material respect any of the terms or conditions of this Agreement; (xi) the Company shall withdraw or revoke the Plan or shall publicly announce its intention not to pursue the Plan or proposes a reorganization or plan under the Bankruptcy Code, other than the Plan; (xii) an occurrence of whatever nature that results in the Company being unable to perform its obligations under the Plan, or this Agreement; (xiii) the Company shall have made or engaged in any act, or omitted to take any action, that is materially inconsistent with, prior to the date of the filing of the Plan, and after such date, the Plan; (xiv) a trustee shall have been appointed in the Chapter 11 Case, the Chapter 11 Case shall have been converted to a case under chapter 7 of the Bankruptcy Code, or the Chapter 11 Case shall have been dismissed by order of the Bankruptcy Court; (xv) a chapter 11 trustee or an examiner with expanded powers shall have been appointed for the Company pursuant to section 1104 of the Bankruptcy Code; (xvi) a Bankruptcy Court shall have determined by final order that the terms of this Agreement are unenforceable; (xvii) the Bankruptcy Court shall enter an order denying Confirmation of the Plan; (xviii) the occurrence of the Effective Date of the Plan after March 31, 2010; (xix) an order of the Bankruptcy Court setting the pre-petition Claims bar date that shall be 10 days or more prior to the date scheduled for a Confirmation Hearing with respect to the Plan; and (xiv) any definitive document shall not be consistent in all material respects with the Restructuring Transaction and shall not be reasonably satisfactory to CIT Capital prior to the consummation of the Restructuring Transaction.

(b)           Upon the occurrence of a Termination Event that is not waived in accordance with Section 8, this Agreement shall terminate effective upon ten (10) business days prior written notice of termination delivered by CIT Capital to the Company.  Following such termination, the Company and CIT Capital shall have all rights and remedies available to them under applicable law, the Revolving Loan Agreement and the Term Loan Agreement.  If this Agreement has been terminated in accordance with this Section 3(b) at a time when permission of the Bankruptcy Court may be required for CIT Capital to change or withdraw (or cause to change or withdraw) its vote to accept the Plan, the Company shall not oppose any attempt by CIT Capital to change or withdraw (or cause to change or withdraw) such vote at such time (to the extent permitted by applicable law).  CIT Capital shall have no liability to the Company arising from a termination of this Agreement in accordance with this Section 3(b).  The Company shall have no liability to CIT Capital arising from any termination of this Agreement in accordance with the terms hereof (however, the foregoing shall in no way effect the obligations of the Company under the Revolving Loan Agreement and Term Loan Agreement or the rights and remedies of CIT Capital under such agreements).

(c)           Notwithstanding any other provision of this Agreement, this Agreement shall terminate on April 15, 2010, unless extended in writing pursuant to Section 8.

4.           Good Faith Cooperation; Further Assurances; Acknowledgment; Definitive Documents.

(a)           The Company and CIT Capital shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) in respect of (x) all matters relating to the Restructuring Transaction, (y) all matters concerning the implementation of the Restructuring Transaction, and (z) the pursuit and support of the consummation of the Plan and implementation of the Restructuring Transaction.

(b)           The Company and CIT Capital shall take such actions as may be necessary to carry out the purposes and intent of this Agreement, including making any required regulatory filings, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement, including proposing an alternative plan.

(c)           Prior to the commencement of and during the Chapter 11 Case, the Company shall provide to counsel for CIT Capital (x) drafts of all motions, proposed orders or applications and other documents the Company intends to file with the Bankruptcy Court at least one (1) business day prior to the date when the Company intends to file any such document unless such advance notice is impossible or impractical under the circumstances in which case the Company shall notify telephonically or by electronic mail counsel to CIT Capital to advise them of the documents to be filed and the facts that make the provision of advance copy at least two (2) business day prior to submission impossible or impractical, and (y) copies of all documents actually filed by the Company with the Bankruptcy Court within two (2) business days of such filing.  The Company shall use reasonable best efforts to consult with CIT Capital prior to filing any such documents.

(d)           The Company will afford CIT Capital and its attorneys, consultants, and other authorized representatives reasonable access, upon reasonable notice during normal business hours, and at other reasonable times, to all properties, books, contracts, commitments, records, personnel, lenders, creditors and advisors of the Company.

(e)           This Agreement is not and shall not be deemed a solicitation of acceptances of the Plan or any similar type of solicitation.

(f)           The Company and CIT Capital shall negotiate in good faith the definitive documents to implement the Restructuring Transaction, including an order of the Bankruptcy Court confirming the Plan and documentation relating to financing of the reorganized Company, its charter, bylaws, and other related documents (collectively, the “Definitive Documents”).  The Definitive Documents shall contain terms and conditions consistent in all material respects with the Restructuring Transaction and shall otherwise be reasonably satisfactory in form and substance to CIT Capital and to the Company.

(g)           The Company and CIT Capital shall execute (to the extent they are a party thereto) and otherwise support completion and implementation of the Definitive Documents.

5.           Representations and Warranties of the Company.  The Company represents and warrants that the following statements are true, correct and complete, as of the date hereof:

(a)           it has all requisite corporate, partnership, limited liability company or similar power and authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder;

(b)           execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or Limited Liability Company action on its part;

(c)           the execution, delivery, and performance of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required (i) for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Case, the Plan and the Disclosure Statement, and (ii) by the Texas Railroad Commission;

(d)           it has reviewed this Agreement and all exhibits hereto and received such other information as it deems necessary and appropriate to enable it to evaluate the financial risks inherent in the Restructuring Transaction;

(e)           subject to the provisions of section 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court;

(f)           attached hereto as Exhibit D is a copy of the Schedules of Assets and Liabilities to be filed on the Petition Date;

(g)           attached hereto as Exhibit E is a copy of the Statement of Financial Affairs to be filed on the Petition Date;

6.           Representations and Warranties of CIT Capital.  CIT Capital, individually, represents and warrants that the following statements are true, correct and complete as of the date hereof:

(a)           it has all requisite corporate, partnership, limited liability company or similar power and authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder;

(b)           execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or Limited Liability Company action on its part;

(c)           the execution, delivery, and performance of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary and/or required (i) for disclosure by the Securities and Exchange Commission and in connection with the Chapter 11 Case, the Plan and the Disclosure Statement, and (ii) by the Texas Railroad Commission;

(d)           it has reviewed this Agreement and all exhibits hereto and received such other information as it deems necessary and appropriate to enable it to evaluate the financial risks inherent in the Restructuring Transaction;

(e)           this Agreement is a legally valid and binding obligation enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court;

(f)           CIT Capital is the sole legal and beneficial owner of the indebtedness of the Company consisting of the Revolving Loan and the Term Loan and the Claims, in each case, free and clear of all Claims, liens and encumbrances, other than ordinary course pledges and/or swaps; and

(g)           CIT Capital has full power and authority to vote on and consent to such matters concerning the Claims and to exchange, compromise, assign or transfer such Claims.

7.           Additional Claims or Equity Interests.  To the extent CIT Capital holds or acquires any other claims or interests (as defined in Section 101 of the Bankruptcy Code) against or in the Company, which claims or interests may be entitled to vote to accept or reject the Plan, CIT Capital shall vote (or cause to be voted) any such additional claims or interests (in each case, to the extent still held by it or on its behalf at the time of such vote) in a manner consistent with the provisions of this Agreement.

8.           Amendments and Waivers.  This Agreement may not be modified, amended or supplemented, and a Termination Event may not be waived, except in a writing signed by the Company and CIT Capital.  The Plan, Disclosure Statement and attachments, schedules, supplements and documents related to the Plan or the Disclosure Statement may from time to time be amended, supplemented or modified by the Company if such amendment, supplement or modification is otherwise consented to by CIT Capital (which consent shall not be unreasonably withheld).

9.           Release of CIT Capital.  In consideration of this Agreement the Company hereby releases, acquits, forever discharges, and covenants not to sue CIT Capital, along with all of their beneficiaries, officers, directors, agents, employees, servants, attorneys and representatives, as well as their respective heirs, executors, legal representatives, administrators, predecessors in interest, successors and assigns (each individually, a “CIT Released Party” and collectively, the “CIT Released Parties”) from any and all claims, demands, debts, liabilities, contracts, agreements, obligations, accounts, defenses, suits, offsets against the indebtedness evidenced by the Revolving Loan Agreement, the Term Loan Agreement or the transactions evidenced thereby, actions, causes of action or claims for relief of whatever kind or nature, whether known or unknown, suspected or unsuspected by the Company or any subsidiary or guarantor may have or which may hereafter accrue against any CIT Released Party, for or by reason of any matter, cause or thing whatsoever occurring on or prior to the date of this Agreement, which relate to, in whole or in part, directly or indirectly (a) the Revolving Loan Agreement, the Term Loan Agreement or the transactions evidenced thereby, including, without limitation, any disbursements under the Revolving Loan Agreement or the Term Loan Agreement, the negotiation of any of the Revolving Loan Agreement, the Term Loan Agreement or the other loan documents, the terms thereof, or the approval, administration or servicing thereof, (b) any notice of default or event of default in reference to the Revolving Loan Agreement, the Term Loan Agreement or any loan document or any other matter pertaining to the collection or enforcement by any CIT Released Party of the indebtedness evidenced by the Revolving Loan Agreement, the Term Loan Agreement or any right or remedy under the Revolving Loan Agreement or  the Term Loan Agreement, or (c) any purported oral agreements or understandings by and between any CIT Released Party and the Company.

10.           Effectiveness.  This Agreement shall not become effective and binding on CIT Capital and the Company unless and until counterpart signature pages shall have been executed and delivered by the Company and CIT Capital.

11.           GOVERNING LAW; JURISDICTION.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.  BY THE EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, MAY BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE NONEXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING.  NOTWITHSTANDING THE FOREGOING CONSENT TO JURISDICTION, UPON THE COMMENCEMENT OF THE CHAPTER 11 CASE, EACH OF THE PARTIES AGREES THAT THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

12.           Specific Performance.  It is understood and agreed by the Company and CIT Capital that money damages would not be a sufficient remedy for any breach of this Agreement and, thus, the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder.

13.           Headings.  The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

14.           Successors and Assigns, Severability, Several Obligations.  This Agreement is intended to bind and inure to the benefit of the Company, CIT Capital, and their respective successors, assigns, heirs, executors, administrators and representatives.  The invalidity or unenforceability at any time of any provision hereof shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof.

15.           No Third Party Beneficiaries.  Unless expressly stated herein, this Agreement shall be solely for the benefit of the Company and CIT Capital, and no other person or entity shall be a third party beneficiary hereof, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to either the Company or CIT Capital, nor shall any provision give any third party any right of subrogation or action over or against the Company and CIT Capital.

16.           Prior Negotiations; Entire Agreement.  This Agreement constitutes the entire agreement of the Company and CIT Capital, and supersedes all other prior negotiations, with respect to the subject matter hereof, except that such parties acknowledge that any confidentiality agreements heretofore executed between the Company and CIT Capital shall continue in full force and effect.

17.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

18.           Consideration.  It is hereby acknowledged by the Company and CIT Capital that no payment or additional consideration shall be due or paid to CIT Capital for its agreement to vote in accordance with, and otherwise comply with, the terms and conditions of this Agreement.

19.           Automatic Stay.  The parties hereto acknowledge that after the commencement of the Chapter 11 Case, the giving of notice or termination by any party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, however, nothing herein shall prejudice any party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

20.           Notices.  All notices and other communications under this Agreement shall be in writing, sent contemporaneously to all of the Parties, and deemed given when delivered by hand, by electronic mail or by facsimile during standard business hours (from 8:00 a.m. to 6:00 p.m., Central time) at the place of receipt at the addresses and facsimile numbers set forth on the signature pages hereof, with a copy to each person identified thereon.

21.           Rule of Interpretation.  Notwithstanding anything contained herein to the contrary, it is the intent of the Company and CIT Capital that all references to votes or voting in this Agreement be interpreted to include (a) votes or voting on a plan of reorganization under the Bankruptcy Code and (b) all commercially reasonable means of expressing agreement with, or rejection of, as the case may be, a restructuring or reorganization transaction that is implemented under the Bankruptcy Code.

22.           Reservation of Rights.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of CIT Capital to protect and preserve its rights, remedies and interests, including its claims against the Company and Claims against the Company or its full participation in any case filed by or against the Company under the Bankruptcy Code.  Nothing herein shall be deemed an admission of any kind either by the Company or CIT Capital.  If the transactions contemplated herein are not consummated, or this Agreement is terminated for any reason, the parties hereto fully reserve any and all of their rights and defenses.  Pursuant to Rule 408 of the Federal Rule of Evidence, any similar applicable state rules of evidence and any similar applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

23.           Expenses.  On or before the Effective Date of the Plan, the Company shall pay all expenses incurred by CIT Capital, including, but not limited to, reasonable attorney, accountant and financial advisor fees and costs, in connection with the negotiation, execution, delivery and performance of this Agreement, the Restructuring Transaction and the transactions contemplated hereby and thereby, without the need for CIT Capital to file an application or otherwise seek Bankruptcy Court approval thereof..  If either the Company brings an action or proceeding against CIT Capital based upon a breach by CIT Capital of its obligations hereunder, or CIT Capital brings an action or proceeding against the Company based upon a breach by the Company of its obligations hereunder, the prevailing party shall be entitled to all reasonable expenses incurred, including reasonable attorney, accountant and financial advisor fees and costs in connection with such action or proceeding.

24.           Fiduciary Duties.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or any directors or officers of the Company (in such person’s capacity as a director or officer of the Company) to take any action, or to refrain from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law.  Nothing herein will limit or affect, or give rise to any liability, to the extent required for the discharge of the fiduciary obligations described in this Section 24.

IN WITNESS WHEREOF, the Parties have caused this Plan Support Lock-Up Agreement REGARDING CROSS CANYON ENERGY CORP. to be executed as of the date first written above.

Cross Canyon Energy Corp.

By:	/s/ Carl A. Chase
Name: Carl A. Chase Title: Chief Financial Officer 6630 Cypresswood Drive, Suite 200 Spring, Texas 77379 Telephone: (832) 559-6060 E-mail: cachase@xcane.com Fax: (281) 315-8863

CIT Capital USA, Inc. Revolving Loan Agent

By:	/s/ Patrick Flynn
Name: Patrick Flynn Title: Managing Director 383 Main Avenue, 6th Floor Norwalk, Connecticut 06851 Telephone: (203) 840-3327 E-mail: patrick.flynn@cit.com Fax: (203) 840-3329

CIT Capital USA, Inc. Term Loan Agent

By:	/s/ Patrick Flynn
Name: Patrick Flynn Title: Managing Director 383 Main Avenue, 6th Floor Norwalk, Connecticut 06851 Telephone: (203) 840-3327 E-mail: patrick.flynn@cit.com Fax: (203) 840-3329

CIT Capital USA, Inc. Revolving Loan Lender

By:	/s/ Patrick Flynn
Name: Patrick Flynn Title: Managing Director 383 Main Avenue, 6th Floor Norwalk, Connecticut 06851 Telephone: (203) 840-3327 E-mail: patrick.flynn@cit.com Fax: (203) 840-3329

CIT Capital USA, Inc. Term Loan Lender

By:	/s/ Patrick Flynn
Name: Patrick Flynn Title: Managing Director 383 Main Avenue, 6th Floor Norwalk, Connecticut 06851 Telephone: (203) 840-3327 E-mail: patrick.flynn@cit.com Fax: (203) 840-3329

Exhibit C

JOINDER TO PLAN SUPPORT AND LOCK-UP
AGREEMENT REGARDING CROSS CANYON ENERGY CORP.

This Joinder to the Plan Support and Lock-Up Agreement, dated as of _______________ __, 2009 (the “Agreement”), by and among Cross Canyon Energy Corp. (the “Company”) and CIT Capital USA, Inc.[-------------------------------] signatory thereto (with the Company, the “Parties”), is executed and delivered by _______________________ (the “Joining Party”), as of ________________ __, 2010.

1.	The terms of the Agreement are incorporated fully herein, as if fully set forth.

2.	Each capitalized term used herein, but not otherwise define, shall have the meaning set forth in the Agreement.

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By:
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